Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into on March 3, 2009, by and between Assurant, Inc. (the “Company”) and Philip Bruce Camacho (the “Employee”).

WHEREAS, the Employee served as an officer and employee of the Company and its subsidiaries and predecessors for 18 years, and currently holds the position of Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, in July 2007, the Employee was placed on administrative leave by the Company after receiving a Wells Notice resulting from an investigation by the United States Securities and Exchange Commission (the “SEC”) concerning the Company’s accounting for cash flows under a finite reinsurance treaty that expired at the end of 2004 (the “SEC Investigation”);

WHEREAS, the Employee is cooperating with the Company and the SEC in connection with the SEC Investigation;

WHEREAS, the Employee wishes to resign his employment with the Company, and the parties hereto wish to conclude the Employee’s employment on the terms set forth in this Agreement and to provide for certain post-employment covenants; and

WHEREAS, simultaneously with this Agreement, the Employee has entered into a consulting agreement with the Company, dated as of the date hereof (the “Consulting Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and representations contained in this Agreement and the Consulting Agreement, the parties hereto agree as follows:

1.    Termination of Employment

The Employee’s employment with the Company shall cease effective on March 15, 2009 (the “Termination Date”). Effective as of the Termination Date, the Employee hereby resigns his position as Executive Vice President and Chief Financial Officer of the Company, as well as from any and all positions held by the Employee as an officer or director of any subsidiary of the Company. From and after the Termination Date, the Employee shall not hold any office or position with, nor maintain any other status as an employee or agent of, the Company or any subsidiary or affiliate of the Company. Effective on the date hereof, the letter agreement by and between the Employee and American Bankers Insurance Group, Inc., (a subsidiary of the Company), dated October 17, 1997 (the “Employment Agreement”), is hereby terminated and shall be of no further force or effect.

2.    Severance Payment

Subject to the payment restrictions set forth in Section 5 hereof, the Company shall pay to the Employee, as severance pay in connection with termination of employment, an aggregate amount of $5,000,000 (the “Severance Payment”). The Severance Payment shall be payable in six (6) consecutive monthly installments of $833,333.33 each, beginning on July 2, 2009, and shall be subject to applicable tax withholding requirements. The Severance Payment shall be in lieu of any other severance payments to which the Employee may be entitled under the Employment Agreement or under any severance plan, program or agreement of the Company or any subsidiary.

3.    Employee Benefits

A.    Nonqualified Plans. The Employee shall be entitled to payment of his accrued benefits pursuant to the terms of the Assurant Executive 401(k) Plan, the Assurant Executive Pension Plan and the Assurant Supplemental Executive Retirement Plan (the “Plans”). All payments under the Plans shall be made as soon as practicable following the Termination Date, provided that the commencement of any such payment that is subject to the requirements of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (Section 409A”) shall be delayed until the date that is date that is six (6) months and one day following the Employee’s “separation from service” within the meaning of Section 409A (which the parties agree occurred on January 1, 2009).

B.    COBRA Continuation. The Company shall reimburse the Employee for COBRA healthcare continuation premiums at the then-applicable rates based on the Employee’s coverage election for a period of eighteen (18) months following the Termination Date, provided, that the Employee makes a valid COBRA election, which has been provided to the Employee.

C.    Other Benefits. Except as specifically provided herein, this Agreement shall have no effect on the rights of the Employee to payments or other benefits due to the Employee pursuant to the terms of any employee benefit plans of the Company, including, without limitation the tax-qualified pension plans in which the Employee participates. The Employee shall be entitled to receive such benefits and payments as the Employee is entitled pursuant to the terms of such employee benefit plans. No portion of the Severance Payment shall be taken into account in determining the amount of any employee benefit. The Employee shall receive a check within fifteen (15) days after the Termination Date for the amount of his unused vacation and paid time off.

4.    Equity Rights

A.    Exercise of SARs. All outstanding, vested stock appreciation rights (“SARs”) shall remain exercisable for ninety (90) days following the Termination Date, pursuant to the terms of the applicable SAR agreements; provided, that, at the Employee’s option, the SARs may be settled in cash (less applicable withholding taxes) upon exercise, in an amount equal to the excess of the Fair Market Value over the exercise price for each SAR so exercised, multiplied by the number of shares thereof. For purposes hereof, the “Fair Market Value” shall equal the closing trading price of the Company’s common stock on the New York Stock Exchange on the date of exercise. All payments under this Section 4.A. shall be made within fifteen (15) days following the date of exercise by wire transfer in accordance with wire transfer instructions furnished to the Company on or prior to the date of exercise. All other stock appreciation rights and other equity grants held by the Employee that are not yet vested as of the Termination Date shall be cancelled and shall be of no further force or effect.

B.    Trading Restrictions. Effective immediately following the Termination Date, the Employee shall no longer be subject to the Company’s securities trading policies, except with respect to any restrictions that apply to material non-public information that the Employee may possess.

5.    Payment Restrictions

A.    Potential Escrow of Severance Payment. In the event that the SEC files a civil complaint alleging that the Employee has engaged in securities fraud under Section 17(a)(1) of the Securities Act of 1933 and/or Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder involving the Company (an “SEC Action”), any installments of the Severance Payment that are unpaid as of the date of the filing of the SEC Action shall not be paid directly to the Employee and shall instead be deposited into a third party (approved by the Employee) escrow account pending resolution of the SEC Action. The terms of any such escrow arrangement shall be determined by the Company in good faith and shall provide for the payment of a reasonable rate of interest on the escrowed amounts, and the amounts to be deposited into the escrow account shall be subject to withholding tax, if any, as determined by the Company in good faith to be required under applicable tax laws. The escrow agreement shall provide that the amount of the Severance Payment held in the escrow account, plus accrued interest, shall be released from escrow and paid to the Employee in the event of, and on a date that is no later than fifteen (15) days following the entry of a non-appealable, final resolution of the SEC Action with respect to the Employee in which there is neither a final, non-appealable judicial finding nor a final, non-appealable jury verdict that Employee has violated or is liable under Section 17(a)(1) of the Securities Act of 1933 or Section 10(b) of the Securities Exchange Act or 1934.

B.    Forfeiture and Reimbursement of Severance Payment and Benefits. In the event of a non-appealable, final judicial finding that the Employee has engaged in fraud under Section 17(a)(1) of the Securities Act of 1933 and/or Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder (a “Forfeiture Event”), the Company may, in its discretion, cause the Employee to irrevocably forfeit his entitlement to any unpaid Severance Payment under Section 2 hereof, and within fifteen (15) days of the Forfeiture Event, reimburse the Company in immediately available funds for all Severance Payments previously made to the Employee.

C.    Sarbanes-Oxley. This Agreement is not intended to, and does not, alter or modify either party’s rights or liabilities, if any, under section 304 of the Sarbanes-Oxley Act of 2002.

6.    Employee Representations

The Employee represents and warrants that he has not knowingly violated or caused the Company to violate any federal or state securities law.

7.    Employee Covenants

A.    Confidential Information. At any time prior to or after the Termination Date, the Employee shall not, (a) except as required by law or by order of a government agency or court of competent jurisdiction, disclose to any person, firm, corporation or other business entity any Confidential Information proprietary to the Company concerning the business, finances, products, services, operations, clients, employees, or affairs of the Company or any subsidiary or affiliate thereof, for any reason or purpose whatsoever, or (b) make use of any such non-public information for personal purposes or for the benefit of any person, firm, corporation or other business entity, except the Company or any subsidiary or affiliate thereof. “Confidential Information” means information not generally known or available outside the Company and information entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation: Company inventions, technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, processes, formulas, techniques, lists of, or information relating to, suppliers and customers, price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to the Employee by the Company.

Further, except as is necessary to obtain new employment or as required by law or by order of a government agency or court of competent jurisdiction, the Employee shall not disclose the reasons for or terms of his departure from the Company without the written consent of the Company, and will not disclose the contents or substance of this Agreement or the Release (as defined in Section 11 hereof) to anyone except his immediate family or any tax, legal or other counsel he has consulted regarding the meaning or effect hereof, and he will instruct each of the foregoing not to disclose the same. The Employee shall, within ten (10) days following to the Termination Date, return to the Company any documents, records, files and other information (whether recorded or stored in paper or electronic form) and any property belonging or relating to the Company, its affiliates, customers, clients or employees, except as requested in the performance of the Employee’s obligations under the Consulting Agreement. The Employee acknowledges that all such materials are, and will remain, the exclusive property of the Company, and the Employee may not retain originals or copies of such materials.

B.    Nonsolicitation and Non-Hire Restriction. For a period of two (2) years following the Termination Date (the “Restricted Period”), the Employee shall not, whether on his own behalf or on behalf of or in conjunction with any other person or entity, directly or indirectly,

(i)    cause any customer, policyholder, client, or agent doing business or having business relationship with the Company or any of its subsidiaries or affiliates to alter or terminate such person’s relationship with the Company or its subsidiaries or affiliates in any way, or

(ii)    solicit or hire any employee who (a) was employed by the Company or any subsidiary or affiliate thereof as of the Termination Date or (b) left the employment of the Company or any subsidiary or affiliate thereof on or within two months prior to the Termination Date.

C.    Nondisparagement. The Employee shall not publicly or privately disparage or denigrate the Company or its officers or directors in respect of their integrity or business practices, performance, skills, acumen, experience or success, or concerning any officers or directors personally. The Company shall not and shall direct its officers and directors not to, publicly disparage or denigrate the Employee in respect of the Employee’s integrity or business practices, performance, skills, acumen, experience or success, or concerning the Employee personally. The respective parties shall only be responsible for, and bear any and all liability, for, any breach of this Section 7.C if such breach is knowingly and willfully committed and involves a material public disparagement of the other party. Notwithstanding the foregoing, neither the Company nor the Employee shall be entitled to terminate, rescind, repudiate or seek judicial invalidation of this Agreement or any of its provisions as a remedy for any breach or alleged breach of this Section 7.C. Notwithstanding the foregoing, nothing in this Section 7.C. is intended to prohibit, limit or prevent either party from providing truthful testimony in a court of law, truthful statements to a government official, regulatory or law enforcement agency or pursuant to voluntary requests by SEC staff or a properly issued subpoena, including, without limitation, in connection with the SEC Investigation, and such testimony or statements shall not be deemed to be a violation of this Section 7.C.

D.    Consulting and Cooperation. The Employee agrees to enter into and perform his obligations under the Consulting Agreement. The Employee agrees that he shall not act as an expert witness, consultant or otherwise in any litigation against the Company.

8.    Enforcement of Restrictions

A.    Reasonableness. The Employee hereby acknowledges and agrees that: (i) the restrictions provided in this Agreement are reasonable in time and scope in light of the necessity of the protection of the business of the Company; (ii) his ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) if a court concludes that any of the restrictions in this Agreement are overbroad or unenforceable for any reason, the court shall modify the relevant provision to the least extent necessary and then enforce it as modified.

B.    Injunctive and Other Relief. The Employee recognizes and agrees that should he fail to comply with the restrictions set forth herein, which restrictions are vital to the protection of the Company’s business, the Company will suffer irreparable injury and harm for which there is no adequate remedy at law. Therefore, the Employee agrees that in the event of the breach or threatened breach by him of any of the terms and conditions of Sections 7.A or 7.B hereof, the Company shall be entitled to preliminary and permanent injunctive relief against him and any other relief as may be awarded by a court having jurisdiction over the dispute. In the event of a judicial finding of a material breach by the Employee of the provisions of Sections 7.A or 7.B hereof, the Company shall have the right to cease making any payments, or providing other benefits, under this Agreement. The rights and remedies enumerated in this Section 8 shall be independent of each other, and shall be severally enforced, and such rights and remedies shall be in addition to, and not in lieu of, any other rights or remedies available to the Company in law or in equity.

9.    Public Announcement

The Employee shall have the right to review any press release or other public announcement made by the Company in connection with the execution of this Agreement and matters relating to this Agreement. The Company shall in good faith consider any suggestions that Employee communicates to the Company with reasonable promptness after receiving a draft of any such press release or other public announcement, provided that the Company shall have the right in its sole discretion to make all final determinations with regard to any such press release or other public announcement. The Employee shall not make any public announcement concerning his employment with or termination of employment from the Company nor make any private statement that is inconsistent with the Company’s public announcements, provided that the Employee shall not be precluded from providing truthful testimony in a court of law, truthful statements to a government official, regulatory or law enforcement agency or pursuant to voluntary requests by SEC staff or a properly issued subpoena.

10.    Indemnification

The Company shall indemnify the Employee to the maximum extent permitted by applicable law and the Company’s bylaws with respect to the Employee’s service to the Company, including the advancement of legal fees, and the Employee shall also be covered under a directors and officers liability insurance policy(ies) paid for by the Company during the Employee’s employment with the Company. In no event whatsoever shall the Company pay, or agree to pay or indemnify, any disgorgement, interest or penalty amounts that the Employee is ordered to pay by the SEC or a court of law in the SEC Action. The Company’s obligations under this Section 10 shall survive termination of the Employee’s service with the Company and also termination or expiration of this Agreement.

11.    Release of Claims

The parties shall execute the General Release and Covenant Not to Sue attached hereto as Exhibit A (the “Release”). Notwithstanding anything contained herein to the contrary, the Severance Payment shall be conditioned upon the Employee’s execution and non-revocation of the Release and compliance with the terms of the Release.

12.    Notices

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person, by courier or by facsimile transmission, or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to the Employee:

Philip Bruce Camacho

2935 Gainesway Court

Cumming, GA 30041

with a copy to:

J. Peter Coll, Jr., Esq.

Orrick Herrington & Sutcliffe LLP

666 Fifth Avenue

New York, NY 10103-0001

If to the Company:

Bart Schwartz

Executive Vice President, Chief Legal Officer and Secretary

Assurant, Inc.

One Chase Manhattan Plaza

New York, NY 10005

with a copy to:

Paul J. Wessel, Esq.

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY 10005

Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

13.    Tax Matters

A.    Withholding of Taxes.

All Severance Payments and other benefits required to be provided by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts relating to taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law, regulation or Company policy.

B.    Section 409A of the Code.

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Section 409A or any damages for failing to comply with Section 409A.

14.    Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with the laws the State of New York, without giving effect to the choice of law principles thereof.

15.    Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Employee or of the Company.

16.    Non-Assignment; Successors

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company, and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Employee to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in this Section 16.

17.    Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Agreement, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Agreement is held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or any portion thereof).

18.    Entire Agreement

This Agreement, together with the Consulting Agreement, constitutes the entire agreement by and between the Company and the Employee with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings between the Employee and the Company with respect to such subject matter, whether written or oral, including, without limitation the Employment Agreement. This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.

19.    Acknowledgement; Attorneys’ Fees

The Employee acknowledges that the Company has advised him to seek and have the services and advice of legal counsel in reviewing and understanding this Agreement and the Release prior to executing them, and that he has had the opportunity to obtain such services and advice in reviewing and understanding this Agreement and the Release prior to entering into them. The Employee further acknowledges that the Release is intended to be legally binding and to cancel any and all rights of the Employee against the Company, and that he fully understands this Agreement and the Release contained herein and the legal effect thereof. The Company agrees that it shall promptly pay Orrick, Herrington & Sutcliffe LLP for reasonable attorneys’ fees and expenses incurred in connection with entering into this Agreement, up to a maximum of $50,000, provided that the Employee submits to the Company appropriate detailed invoices of such attorneys’ fees and expenses.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

EMPLOYEE

/s/ Philip Bruce Camacho

Philip Bruce Camacho

ASSURANT, INC.

By:	/s/ Bart Schwartz
Name:	Bart Schwartz
Title:	Executive Vice President and Chief Legal Officer

EXHIBIT A

GENERAL RELEASE AND COVENANT NOT TO SUE

THIS GENERAL RELEASE AND COVENANT NOT TO SUE (this “Release”) is entered into by and between Philip Bruce Camacho (the “Employee”) and Assurant, Inc. (the “Company”) pursuant to the terms of the Separation Agreement, dated as of March 3, 2009, by and between the Employee and the Company, to which this Release is attached (the “Separation Agreement”).

1.    Release by the Employee

The Employee hereby releases and forever discharges, and covenants not to sue, the Company or its subsidiaries, affiliates, their directors, members, officers, agents, stockholders, successors and assigns, both individually and in their official capacities, (the “Company Released Parties”) from, and with respect to, any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which the Employee ever had, now has or which his heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have by reason of or related to the Employee’s employment with, or termination of employment from, the Company and/or its subsidiaries and affiliates.

By signing this Release, the Employee is providing a complete waiver of all claims against the Company Released Parties that may have arisen, whether known or unknown, up and until the effective date of this Release. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (the “ADEA”), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plans maintained by the Company Released Parties), and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of the Employee’s employment and the cessation thereof.

The Employee further agrees, promises and covenants that, to the maximum extent permitted by law neither, he, nor any person, organization, or other entity acting on his behalf has or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Company Released Parties involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release. This Release shall not affect the Employee’s rights under the Separation Agreement or under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release and does not purport to limit any right the Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity

Commission or other investigative agency. This Release does, however, waive and release any right to recover damages under the ADEA or any other civil rights statute.

Notwithstanding anything to the contrary contained in this Release, nothing in this Section 1 shall apply to, or release the Company from, any rights and claims of the Employee directly or indirectly arising from or under or related to any obligation or commitment of the Company under the Separation Agreement.

2.    Release by the Company

The Company on behalf of itself and its subsidiaries and affiliates hereby releases and forever discharges, and covenants not to sue, the Employee from, and with respect to, any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which the Company ever had, now has or shall or may have by reason of or related to the Employee’s employment with, or termination of employment from, the Company and/or its subsidiaries and affiliates.

The Company on behalf of itself and its subsidiaries and affiliates further agrees, promises and covenants that, to the maximum extent permitted by law neither, they, nor any person, organization, or other entity acting on their behalf has or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Employee involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release.

Notwithstanding anything to the contrary contained in this Release, nothing in this Section 2 shall apply to, or release the Employee from, any rights and claims of the Company or its subsidiaries and affiliates, or any liability he may have to the Company, directly or indirectly arising from or related to the Separation Agreement.

3.    Review and Revocation Period; Acknowledgement

(a)    The Employee acknowledges that he has been given at least twenty-one (21) days to review this Release and has been given the opportunity to consult with legal counsel, and he is signing this Release knowingly, voluntarily and with full understanding of its terms and effects, and he voluntarily accepts the severance payment and benefits provided for in the Separation Agreement for the purpose of making full and final settlement of all claims referred to above. If the Employee has signed this Release prior to the expiration of the twenty-one (21) day period, he has done so voluntarily. The Employee also understands that he has seven (7) days after executing this Release to revoke this Release, and that this Release will not become effective if he exercises his right to revoke his signature within seven (7) days of execution.

(b)    The parties hereto acknowledge that they have not relied on any representations or statements not set forth in the Separation Agreement or this Release.

2

4.    Legal Construction

This Release shall be governed by and construed in accordance with the laws of the State of New York. If any provision in this Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision(s) had not been included.

IN WITNESS WHEREOF, the parties have executed this Release on March 3, 2009.

EMPLOYEE

/s/ Philip Bruce Camacho
Philip Bruce Camacho

ASSURANT, INC.

By:	/s/ Bart Schwartz
Name: Bart Schwartz Title: Executive Vice President and Chief Legal Officer

3